SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[  ]  Preliminary Proxy Statement    [_] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14A-6(e)(2)
[  ]  Definitive Proxy Statement

[X]   Definitive Additional Materials

[  ]  Soliciting Material Under Rule 14a-12


                         JORDAN AMERICAN HOLDINGS, INC.
                (Name of Registrant as Specified In Its Charter)

                              WALLACE NEAL JORDAN
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to
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(4) Proposed maximum aggregate value of transaction:

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Explanatory Note:

         Following is a Memorandum of Law, filed November 21, 2001 in the Eastern District of Kentucky, in further support of plaintiff's Motion for Injunction and for Expedited Hearing, dated October 11, 2001, mailed to all Shareholders on or about December 4, 2001.




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                      UNITED STATES DISTRICT COURT FOR THE
                          EASTERN DISTRICT OF KENTUCKY
                               LEXINGTON DIVISION

W. NEAL JORDAN and GREGORY JORDAN               )        Civil Action No. 01-264
                                                )
                        Plaintiff,              )
                                                )
~v~                                             )
                                                )
JORDAN AMERICAN HOLDINGS, INC.,                 )
CHARLES R. CLARK, individually and as Trustee,  )
and A.J. ELKO,                                  )
                       Defendants.              )


               REPLY MEMORANDUM IN FURTHER SUPPORT OF PLAINTIFF'S
                 MOTION FOR INJUNCTION AND FOR EXPEDITED HEARING

         Plaintiff W. Neal Jordan ("Jordan") respectfully submits this Reply memorandum in support of his Motion for Injunctive Relief and For Expedited Hearing, dated October 11, 2001.

                              Preliminary Statement

         By his motion, Jordan asks this Court to invoke its equitable powers so that the voice of the shareholders of Jordan American Holdings, Inc. ("JAHI") can be heard. They spoke overwhelmingly in favor of Jordan in connection with the October 4, 2001 Annual Meeting, but Defendants managed - at the twelfth hour
- to temporarily obtain a stay of that meeting from one judge of the Sixth Circuit. Now, they say they will hold a shareholders' meeting next year, despite the fact that the stay was lifted last month. In their opposition, Defendants argue that this Court should not invoke its equitable powers to grant Plaintiff's request and effectively bring this inordinately expensive and time-consuming litigation to an end.

         Defendants have posited arguments that quite simply misstate the facts, or are premised on legal conclusions created from thin air, without a scintilla of relevant caselaw. In a nutshell, Defendants argue that: 1)
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the Sixth Circuit's temporary stay would be violated if this Court ordered the
October 4 votes to be counted; 2) no vote actually occurred under Florida law and/or the Company's by-laws and Articles of Incorporation "preclude" the Court from granting the requested relief; 3) there are insufficient guarantees of trustworthiness to count any votes; and 4) the votes were "tainted" by Jordan's alleged securities law violations. All of these arguments deserve short shrift.

                               Background Facts 1

         After this Court granted Plaintiff's motion to enjoin the vote of the
3.1 million Lamb Foundation shares converted on the Record Date of the October 4, 2001 Annual Meeting, Defendants moved the Sixth Circuit on the morning of October 4, 2001 for a stay pending Appeal. Just moments before the slated commencement of that long-awaited meeting, one Judge of the Sixth Circuit granted a stay pending determination of the stay motion by a three-judge panel, and temporarily enjoined the holding of the Annual Meeting. (See Sixth Circuit Order, dated October 4, 2001, attached hereto as Exh. A). On October 26, 2001, a regular three-judge panel of the Sixth Circuit considered and denied Defendants' motion for a stay pending appeal, and dissolved that Court's order of October 4, 2001. (See Order of the Sixth Circuit, dated October 26, 2001, attached to Defendant's Response to Plaintiff's Motion for Injunction and Expedited Hearing as Exh. D).

                                    Argument

         A. Counting the Shares Slated to be Voted on October 4, 2001 Would not Violate the Order of October 4, 2001

         Defendants' principal argument is that this Court is powerless to mandate that the votes ready to be cast as of October 4 be counted because, in Defendants' words: "The

--------
1 Because this matter, in only five months on this Court's calendar, already has almost seventy docket entries, familiarity with the underlying facts is presumed.

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Order precluding any meeting or vote on October 4, 2001 has not been vacated by the subsequent three-judge panel; the October 26, 2001 Order of the Sixth Circuit merely dissolved the stay of this Court's October 2, 2001 Order Precluding the Lamb Foundation from voting its 3.1 million common shares." (See Defendant's Response to Plaintiff's Motion for Injunction and Expedited Hearing, dated November 13, 2001 ("Def. Mem."), p. 6). This statement is false. The Sixth Circuit's Order of October 26, 2001 ("Oct. 26 Order") dissolved its Order of October 4, 2001 ("Oct. 4 Order"). The Sixth Circuit stated: "Therefore, the prior order entered by the judge of this court that granted a temporary injunction is hereby DISSOLVED."(emphasis in original) (See Oct. 26 Order, p.2). As such, there is nothing left of the Oct. 4 Order to violate.

         It is difficult to understand how Defendants could, in good faith, advance the argument that anything from the Oct. 4 Order still exists to be violated, because not only does the Oct. 26 Order expressly dissolve the Oct. 4 Order - in its entirety - but, the Oct. 4 Order also was dissolved nunc pro tunc, by its own terms, as soon as the three-judge panel decided the issue of the stay. (See Oct. 4 Order, p. 2) ("It is ordered that the parties are enjoined from holding any shareholders' vote pending consideration of the motion for a stay by a regular three-judge motions panel of this court.") (emphasis supplied). Thus, even if the Sixth Circuit had not expressly dissolved the Oct. 4 Order, it ceased to exist as soon as the three-judge panel issued its Oct. 26 Order.

         As the Oct. 4 Order is of no force or effect, it can not be violated at this point.

         B. Florida's Corporate Housekeeping Laws and the Company's By-laws Have no Effect on this Court's Equitable Jurisdiction nor Do They Preclude Counting the Votes Validly Cast on October 4

         The Annual Meeting scheduled for October 4, 2001 complied with all of the relevant Florida laws on the subject of notice. There is no question that this Court, in the

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exercise of its broad equitable powers, can turn back the
clock to count votes which were poised to be validly cast for that meeting. See, e.g., Perelman v. Champion Parts Rebuilders, Inc., 1988 U.S. Dist. LEXIS 5836 (N.D. Ill. June 16, 1988).

         The provisions of Florida law and the Company's By-laws cited by Defendants do not preclude the counting of the votes that were or would have been validly cast. Defendants cite to numerous Florida statutes that merely set forth the schedule for noticing and holding an annual meeting for the proposition that this Court cannot count the votes cast in connection with the October 4, 2001 Annual Meeting. (See Def. Mem. pp.6-7, 10). 2 However, Defendants elsewhere admit that the October 4, 2001 Annual Meeting complied with all of those laws. (Id. p. 7) The only reason that the votes received were not counted was the Sixth Circuit's emergency stay - since dissolved. As such, it is respectfully submitted, granting the relief requested would violate neither the letter nor the spirit of such laws.

         C. Plaintiff's Request for Injunctive Relief Contemplates Establishing the Veracity of the Votes

         Defendants' attempt to paint a picture of Jordan coming forward with votes whose bona fides cannot be established (see Def. Mem. p. 8, 10), is misguided and incorrect. The vast majority of the proxies received in favor of Jordan were not actually delivered to Jordan himself. Rather, they were delivered to ADP Investor's Services, an independent company retained by Defendants which received and preliminarily counted those proxies. 3 Plaintiff contends that enough proxies were received prior to 2:00

---------
2 Indeed, Florida statutory law contemplates circumstances akin to those in this case, and permits a court to order meetings many months after the original record date. See, e.g., Fla. Stat.ss.607.0707(7) (permitting a meeting to be ordered at least 120 days after the record date); Fla. Stat.ss.607.0703(2) (allowing courts to "specify a record date for determining shareholders entitled to notice of and to vote at the meeting, prescribe the form and content of the meeting notice, and enter other orders as may be appropriate.")(emphasis added).

3 The 172,000 or so proxies that Jordan has in addition to the millions held by ADP Investor's Services, would, of course, be validated just as those few cast in favor of Defendants' proposals must also be validated.

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P.M. on October 4, 2001 to assure Plaintiff's victory in the proxy contest. It is obvious that before any counting of those proxies would take place, the legitimacy of such votes would be established.

         D. Proxies Received by Plaintiff were not "Tainted" by Alleged Securities Law Violations

         Plaintiff has not committed any securities law violations nor was his proxy solicitation misleading in any way. Equally important, even assuming, arguendo, that Plaintiff's Schedule 13D filed with the SEC back in June, was filed a few days late in violation of 13D, there is nothing to suggest that it impacted the proxy solicitation of September 26, 2001. Plaintiff's 13D fulfilled its primary purpose in the federal regulatory scheme by announcing to the shareholders that Jordan intended to assert control over JAHI, just as, certainly, did his September 26, 2001 proxy solicitation. See, e.g., Homac, Inc.
v. DSA Financial Corporation, 661 F. Supp. 776 (E.D. Mich. 1987).

         There is no basis for an injunction seeking to not count all of Plaintiff's shares pursuant to 13D. As noted by the First Circuit "[f]lexibility rather than rigidity has distinguished equity practice over the years, and `the historic injunctive process was designed to deter, not to punish.' Appellants' stock was acquired legally more than a year prior to the filing of the present action. Investors are entitled to the legitimate fruits of their investment." See General Aircraft Corporation v. Lampert, 556 F.2d 90, 97 (1st Cir. 1977) (citation omitted in original). In the instant case, Jordan held the vast majority of his stock prior to June 2001,4 and as such not even the alleged technical violation of 13D remedied back in June should result in an injunction against voting any of Jordan's

-----------
4 Of the roughly 4.8 million shares owned or controlled by Jordan as of the current record date, only 67,000 were purchased during the four-week window of which Defendants complain. See Defendants' Motion for a Preliminary Injunction, dated October 3, 2001, p. 11. Defendants additionally fail to even allege that those three sales would not have been consummated had a 13D been filed. See, e.g., Homac, 661 F. Supp. at 794.

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shares. Id. As the 13D violation issue is a nonstarter for Defendants in their own motion, it can not provide a defense to Plaintiff's.

         Further, the so-called violations of 17 C.F.R. ss. 240.14a-9 in connection with the proxy fight that preceded October 4 are merely the products of the overactive imagination of corporate counsel. Once again, Defendants have referenced the same absurd allegations of "violations" of the federal securities laws.5 Defendants contend that because Plaintiff did not go to the expense of a line by line rebuttal of each and every one of the twenty-four frivolous allegations of securities fraud, that it has admitted such conduct.

         As was stated in Plaintiffs' Memorandum of Law in Opposition to Defendants' Motion for Preliminary Injunction, dated October 4, 2001 ("Pl. Mem."), regarding the alleged violations of the proxy solicitation rules not specifically rebutted: "Defendants' allegations have to do with statements expressly stated to be Jordan's opinion or belief, or based upon information that has been made publically available by Defendants." (See Pl. Mem., p. 6). Such statements of opinion and belief are open to debate among the parties to a proxy contest, and that debate must be settled by the shareholders, not Directors who, as this Court pointedly noted, audaciously contend that the "shareholders should be saved from themselves." (See Order, dated October 2, 2001 (Coffman, J.), p. 21).

         Having failed to secure victory through an appeal to the shareholders through their own proxy materials, the Defendats now attempt to have this Court participate in the continued shunting of the shareholders' franchise.6 Plaintiff respectfully submits that the Defendants should not be permitted to use their unfounded allegations of securities law violations as another delaying tactic

-----------
5 Jordan will not sur-reply to the Defendants' Reply in Support of its Motion for Preliminary Injunction, but that document is referenced in Defendants' Memorandum as to the instant motion, and a brief response is appropriate.

6 Additionally, Defendants also accuse Plaintiff of violations of federal and state gambling laws. Such allegations, other than being wholly irrelevant, reveal the desperation with which Defendants are conducting themselves in the instant litigation.

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to keep management entrenched. Indeed, Defendants can certainly pursue those claims - if they genuinely believe they have merit - once the shareholders' franchise is heard.

         E. Jordan's Request for Injunctive Relief Meets all of the Requisites for Equitable Relief

         Plaintiff has and has had no adequate remedy at law in the current situation. In response, Defendants contend alternatively that because Jordan could call a special meeting or that JAHI will hold a meeting next year after another proxy solicitation, he is precluded from seeking equitable relief. (Def. Mem., p. 10). Defendants rely on Justin Industries v. Choctaw Securities, L.P., 920 F.2d 262, for the proposition that because a shareholder with more than ten percent of the outstanding shares could call a special meeting, equitable relief is "superfluous." (Id.) The Justin Industries Court actually said something completely different, to wit:

         In general, where a self-help remedy is not "as complete, practical and efficient as that which equity could afford," Terrace v. Thompson, 263 U.S. 197, 214, 44 S. Ct. 15, 17, 68 L. Ed. 255 (1923), courts will grant a preliminary injunction. "[A] court of equity will exercise jurisdiction even when a plaintiff has another remedy, if that remedy is not as practicable and efficacious to the ends of justice and its proper administration as the remedy in equity." Vicksburg, Shreveport & Pac. Ry. v. Schaff, 5 F.2d 610, 611 (5th Cir. 1925). See Justin Industries, 920 F.2d at 269.

         In the instant case, it is respectfully submitted, that the equitable remedy, which would give voice to the clearly expressed wishes of a significant super-majority of the shareholders, is the most "complete, practical and efficient" remedy. While it is true that Jordan could call a special meeting, such an action would also require additional legal proceedings, another proxy solicitation, and consume significant time and money, thus further wasting the resources of both JAHI and Plaintiff.

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More importantly, there is nothing to stop the current Board of Directors -
which remains entrenched despite the clear and unequivocal expression of the shareholders to oust them - from taking actions which the shareholders and Plaintiff would find difficult, if not impossible, to undo. The relief requested would enable Plaintiff to take his rightful place at the head of JAHI with the Board as intended to be constituted by the shareholders, and would preclude the current illegitimate Board from continuing to take uncondoned actions. Such concerns do, quite pointedly, raise the equitable jurisdiction of this Court. See Perelman, 1988 U.S. Dist. LEXIS 5836 at **12-13.

         Defendants' other arguments regarding the issuance of an injunction are merely a rehash of their arguments already addressed above, i.e., 1) the continued vitality of the Oct. 4 Order; 2) the purported preclusion worked by Florida law and the corporate By-laws and Article of Incorporation; and 3) the baseless allegations of securities violations. As these arguments have already been addressed supra, Plaintiff respectfully declines to address them again.

                                   Conclusion

         Defendants must not be allowed to further delay the day of reckoning. The shareholders let their intent be known on October 4, 2001, and they resoundingly supported Jordan and his proposals, and rejected entrenched management. Since then, JAHI's publicly available Form 10-QSB, dated November 14, 2001, reveals that JAHI, under current management, is rapidly losing money at the astounding rate of over $100,000 per month. The shareholders believe Jordan can turn this company around. They have tried to have their voices heard for five months, but Defendants, through their scorched-earth legal maneuvering, have continued to turn a deaf ear. Defendants now have the temerity to defend their conduct by stating that they will consent to a shareholders' meeting sometime next year, after another proxy fight and after having torpedoed the last two shareholders' meetings. It is incumbent upon this Court, Plaintiff r espectfully submits,

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to grant Plaintiff's requested relief immediately, so as to effectuate its Order of October 2, 2001 and allow the voice of the shareholders of JAHI finally to be heard. Dated: Lexington, Kentucky

         November 21, 2001

                                   By:
                                            Karen J. Greenwell
                                            WYATT, TARRANT & COMBS, LLP
                                            Lexington Financial Center
                                            250 West Main Street, Suite 1700
                                            Lexington, Kentucky 40507-1746
                                            (859)233-2012

                                                     -and-

                                            Jack A. Gordon
                                            Harry C. Beatty
                                            KENT, BEATTY & GORDON, LLP
                                            425 Park Avenue
                                            New York, NY 10022-1614
                                            (212)421-4300